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                                                               EXHIBIT B

                   WATERHOUSE INVESTOR SERVICES, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                  Fiscal Years Ended August 31,                 Nine Months Ended
                                  ---------------------------------------------------------------     May 31,
                                    1990         1991          1992          1993         1994         1995
                                 ----------   ----------   -----------   -----------   ----------   -----------
Earnings Before Taxes On Income  $2,506,460   $5,689,134   $15,163,052   $25,791,806  $28,009,177   $22,078,728
                                 ----------   ----------   -----------   -----------  -----------   -----------
Fixed Charges:
      Interest                    2,190,386    1,388,577     1,958,817     3,043,570    5,791,799     7,316,485
      Interest Factor in Rent       418,695      418,685       618,012       899,371    1,206,530     1,046,849
                                  ---------    ---------     ---------     ---------    ---------     ---------
      Total Fixed Charges         2,609,081    1,807,262     2,576,829     3,942,941    6,998,329     8,363,334
                                  ---------    ---------     ---------     ---------    ---------     ---------
Earnings Before Taxes On Income
  and Fixed Charges              $5,115,541   $7,496,396   $17,739,881   $29,734,747  $35,007,506   $30,442,062
                                 ==========   ==========   ===========   ===========  ===========   ===========
Ratio Of Earnings to Fixed Charges     1.96         4.15          6.88          7.54         5.00          3.64

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